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                                                                    Exhibit 99.7



                               Offer to Exchange

             $110,000,000 9 1/8% Senior Notes due February 1, 2008

                                      for

             $110,000,000 9 1/8% Senior Notes due February 1, 2008

                            of Diamond Holdings plc

             Guaranteed as to payment of Principal and Interest by
                        Diamond Cable Communications Plc


To The Depository Trust Company Participants:

     We are enclosing herewith the materials listed below relating to the offer by Diamond Cable Communications Plc (the "Issuer") to exchange its $110,000,000 9 1/8% Senior Notes due February 1, 2008 (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding $110,000,000 9 1/8% Senior Notes due February 1, 2008 (the "Old Notes") upon the terms and subject to the conditions set forth in the Issuer's Prospectus, dated April o, 1998, and the related Letter of Transmittal (which together constitute the "Exchange Offer"). In connection with the Exchange Offer by the Issuer, Book-Entry Interests in the depositary interests in the Old Notes ("Old Book-Entry Interests") may be tendered to the Book-Entry Depositary in exchange for Book-Entry Interests in the depositary interests in the New Notes ("New Book-Entry Interests") which are traded through the facilities of DTC ("DTC" or the "Book-Entry Transfer Facility"). In such case, the Book-Entry Depositary has committed to exchange a like principal amount of New Book-Entry Interests for the Old Book-Entry Interests so tendered. References below to New or Old Notes include New or Old Book-Entry Interests.

     Enclosed herewith are copies of the following documents:

     1. Prospectus dated May 12, 1998;

     2. Letter of Transmittal;

     3. Notice of Guaranteed Delivery;

     4. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer (Annex A); and

     5. Instruction to Book-Entry Transfer Participant from Owner (Annex B).






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     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY.  PLEASE NOTE THAT THE OFFER
WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 15, 1998, UNLESS EXTENDED.

     The Offer is not conditioned upon any minimum number of Old Notes being tendered.

     To participate in the Exchange Offer, a beneficial holder must cause a Book-Entry Transfer Facility Participant to tender such holder's Old Notes to The Bank of New York's (the "Exchange Agent") account maintained at the Book-Entry Transfer Facility for the benefit of the Exchange Agent through the procedures established by the Book-Entry Transfer Facility, which in the case of the Depository Trust Company ("DTC"), shall be DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with a Book-Entry Transfer Facility's procedures with respect to the Exchange Offer, the Participant confirms on behalf of itself and the beneficial owners of tendered Old Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Issuer that (i) the New Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such holder, (ii) neither the holder of the Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the New Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act of 1933, as amended. If the tendering holder is a broker-dealer that will receive New Notes for its own account pursuant to the Exchange Offer, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed Instruction to the Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     The Issuer will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from The Bank of New York, 101 Barclay Street, New York, New York, Attn: Enrique Lopez.






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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE
AGENT OF DIAMOND HOLDINGS PLC OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


                                 Very truly yours,

                                 The Bank of New York, as Book-Entry Depositary






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